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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 UNITED STATES


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 333-04841
                                                                       ---------


                                SIMMONS COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             ONE CONCOURSE PARKWAY
                                   Suite 600
                          Atlanta, Georgia 30328-5369
                            Telephone (770) 512-7700
         -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              10 3/4% Series A Senior Subordinated Notes due 2006
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(i)     [ ]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]


         Approximate number of holders of record as of the certification or
notice date:   None
             -------


         Pursuant to the requirements of the Securities Exchange Act of 1934 SIMMONS COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 29, 1998         BY:   /s/ Roger W. Franklin
                                    -----------------------
                                    Roger W. Franklin
                                    Vice President - Finance and Treasurer